UNITED STATES

SECURITIES EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2016

Great Elm Capital Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 First Street, First Floor

Los Altos, California 94022

(Address of principal executive offices) (Zip Code)

(650) 518-7111

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On September 13, 2016, Great Elm Capital Group, Inc. (the “Company”) entered into a Backstop Investment Agreement (the “Backstop Agreement”), with a consortium of investors led by Karlin Asset Management (collectively, the “Investors”).  Pursuant to the Backstop Agreement, the Company agreed to issue and sell to the Investors, and the Investors (severally and not jointly) agreed to purchase, an aggregate number of shares of the Company’s common stock equal to the lesser of (1)  (a) $45 million, minus (b) the aggregate proceeds of the Rights Offering (as defined below) and (2) $36.6 million, at the subscription price in the Rights Offering, subject to certain terms and conditions (the “Backstop Commitment”).  The Company agreed to pay the Investors a commitment fee of 1.5% of the total Backstop Commitment, or $549,450.  All of the members of the Company’s board of directors will participate in the Backstop Commitment as Investors, but our board members will not be entitled to any fee thereunder and any amount otherwise payable to an officer or director of the Company will be retained by the Company.

The Backstop Agreement includes termination provisions, including that it may be terminated by the Company if it enters into a definitive agreement to effect a superior transaction (as defined in the Backstop Agreement), in which case the Company is required to pay the Investors a termination fee of approximately  $1.1 million.

The Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investors.   Pursuant to the Registration Rights Agreement, with respect to the shares of common stock acquired by the Investors in the rights offering or in the Backstop Commitment, the Company agreed to (1)  file, within 70 days of the closing of the Backstop Commitment, a shelf registration statement with respect to the resale of such shares and keep that registration statement effective for so long as the shares are not freely resaleable under Rule 144;  (2)  file up to four registration statements upon receipt of a request from the Investors; and  (3) provide the Investors with the right to have their shares registered in other registration statements the Company may file.

The foregoing summaries of the Backstop Agreement and the Registration Rights Agreement are summaries only and are qualified, in all respects, by the provisions of the Backstop Agreement and the Registration Rights Agreement, respectively, which are attached hereto as Exhibits 10.1 and 10.2 and incorporated herein by reference.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On September 13, 2016, the Company exercised its right to redeem all $28.7 million principal amount of its Senior Secured Notes due 2019 (the “Notes”).  Under the terms of the indenture under which the Notes were issued, the redemption will be effected on October 18, 2016, 35 days after delivery of the Company’s redemption notice.  The redemption price is 106.4375% of the principal amount of the Notes plus accrued and unpaid interest.  The Company estimates the aggregate payment in connection with the redemption to be approximately $31.66 million.

Item 3.02 Unregistered Sales of Equity Securities.

The Company agreed to sell unregistered shares of its common stock to Investors as described in Item 1.01.  In lieu of paying a cash commitment fee as consideration to the Investors, the Company intends to issue shares of its common stock to the Investors.

The disclosure under Item 1.01 with respect to the Backstop Agreement and the Registration Rights Agreement is incorporated herein by reference.

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On September 13, 2016, the Company amended and restated its code of conduct.  The restated code of conduct is filed as Exhibit 14.1 to the Company’s Form 10-K for the year ended June 30, 2016.

Item 8.01 Other Events.

On September 13, 2016, the Company proposed to issue as a pro rata dividend to stockholders of the Company as of a to be determined record dates rights to purchase shares of the Company’s common stock (the “Rights Offering”).  If the rights were fully exercised, the Company would receive gross proceeds of $45 million.  The Company issued a press release with respect to the proposed rights offering that is furnished as Exhibit 99.1 to this report.  The Company will file a registration statement on Form S-3 with respect to the offer and sale of its shares in the Rights Offering.

Item 9.01 Financial Statements and Exhibits.

The exhibit index attached hereto is incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 13, 2016

GREAT ELM CAPITAL GROUP, INC.

By:	/s/ James D. Wheat
James D. Wheat
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Backstop Investment Agreement, dated as of September 13, 2016, by and among the Company and the Investors listed in Annex 1 thereto.

10.2	Registration Rights Agreement, dated as of September 13, 2016, by and among the Company and the holders signatory thereto.

99.1	Press release, dated September 13, 2016, proposing the Rights Offering.